AMENDMENT NO 1 TO SHAREHOLDERS AGREEMENT


                This AMENDMENT NO 1 TO SHAREHOLDERS AGREEMENT (the "Amendment"), dated February 28, 1994 is by and among Malaysian Helicopter Services Berhad ("MHS"), WorldCorp, Inc. ("WORLDCORP") and World Airways, Inc. (the "COMPANY").

                WHEREAS, MHS, WORLDCORP and the COMPANY (the "Parties") have entered into that certain Shareholders Agreement dated February 3, 1994 (the "Agreement"); and

                WHEREAS, the parties desire to amend the Shareholders Agreement in order to satisfy certain concerns of the United States Department of Transportation; and

                WHEREAS, all capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in the Agreement.

                NOW, THEREFORE, IT IS AGREED AS FOLLOWS:-

                1. The Parties agree that Clause 3.2 of the Agreement shall be deleted in its entirety and that the following provision shall be inserted in lieu thereof:

                         3.2  If, without the prior written consent of MHS:
                         (1) the COMPANY sells all or substantially all of the COMPANY'S business; or (2) the COMPANY fundamentally changes its line of business (the events described in clauses (1) and (2) herein being hereinafter referred to as the "Fundamental Change Events"), then MHS shall have the option (a) to declare Clause 2.2 to be null and void and to sell all or a portion of the Shares to a third party; and/or (b) to require WORLDCORP to purchase all or part of MHS's Shares at fair market value; Provided Always that such value shall not be less than the aggregate of the costs borne by MHS in acquiring and holding those Shares. For this purpose, the holding costs of MHS shall be computed by applying the Prescribed Interest (as hereinafter defined) to the costs borne by MHS in acquiring those Shares calculated on a daily basis commencing from the date such acquisition costs were incurred to the date of the Fundamental Change Event. For purposes of this Paragraph 3.2, the term "Prescribed Interest" means a rate equivalent to the average of the base lending rate of MALAYAN BANKING BERHAD during the aforesaid period.

                2. The Parties agree that Clause 3.3 of the Agreement shall be deleted in its entirety and that the following provision shall be inserted in lieu thereof:

                         3.3  If, without the prior consent of MHS,
                         WORLDCORP disposes of its holdings in the COMPANY so that WORLDCORP's ownership in the COMPANY falls below 51% of the voting capital stock of the COMPANY (a "Disposal Event"), then notwithstanding

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                         any other provision of the Stock Purchase Agreement
                         or this Agreement, MHS shall have the option (a) to declare Clause 2.2 null and void and to sell all or a portion of the Shares to a third party or (b) to require WORLDCORP to sell to the party purchasing WORLDCORP's shares in the COMPANY as a result of such Disposal Event a percentage of the total voting capital stock of the COMPANY held by MHS that is not less than the percentage by which WORLDCORP's ownership falls below 51%. As an example and for the avoidance of doubt, if WORLDCORP sold voting capital stock of the COMPANY so that its ownership of the COMPANY fell 45%, WORLDCORP would be required to sell to the Party purchasing the WORLDCORP shares in the COMPANY an amount of the total voting capital stock of the COMPANY held by MHS equal to 6% of the total voting capital stock of the COMPANY.

                3. The Parties agree that Clause 3.4 of the Agreement shall be deleted in its entirety and that the following provision shall be inserted in lieu thereof;

                         In the event the COMPANY wishes to issue, or
WORLDCORP wishes to sell, transfer or otherwise dispose of any or all of their Common Stock, and the COMPANY or WORLDCORP (herein, the "Seller") has received, from a third party (herein a "Purchaser"), a Bona Fide Offer to purchase or otherwise take delivery of any or all of the said shares, the Seller shall, before conveying any interest in such shares, offer such shares to MHS on the following terms and conditions:

                         (a) The Seller shall provide written notice (a "Transfer Notification") to MHS of the Bona Fide Offer to sell or otherwise dispose of such shares. The Transfer Notification shall (i) include a copy of the Bona Fide Offer setting forth all of the terms of the proposed transaction, including, without limitation, the name and address of the Purchaser, the number of shares to be conveyed, the date of the Bona Fide Offer and the terms of payment (if any) for such shares; (ii) include the terms of any transactions between the Seller and Purchaser that reasonably could be expected to influence the terms and conditions of the Bona Fide Offer; and (iii) offer the shares subject to the proposed transaction to MHS at the price offered by the Purchaser in the Bona Fide Offer.

                         (b) If MHS decides to purchase any or all of the shares subject to the Bona Fide Offer, MHS shall, within ten (10) days of receipt of the Transfer Notification (i) notify the Seller, in writing, of MHS's intent to exercise its right of first refusal to purchase the shares subject to the Bona

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                                 Fide Offer and (ii) offer, in writing, to
                                 purchase such shares at a price equal to the price offered in the Bona Fide Offer (hereinafter referred to as the "First Refusal Offer").

                         (c) MHS's failure to provide the Seller with a First Refusal Offer in accordance with the provisions of paragraph 3.4(b) of this Clause 3 shall constitute a waiver of MHS's right of first refusal with respect to the shares subject to the Bona Fide Offer for a period of sixty (60) days from the expiration of the ten (10) day period specified in paragraph 3.4(b) of this Clause 3 for the sole purpose of permitting the Seller to accept the Bona Fide Offer on the exact terms set forth therein. MHS's right of first refusal shall reattach to the shares subject to the Bona Fide Offer in the event the Bona Fide Offer is not so accepted within such sixty (60) day period.

                         (d) If MHS has agreed to pay the price offered in the Bona Fide Offer or the Seller has accepted the First Refusal Offer, the Seller shall, within ten (10) days of such acceptance of receipt of the first Refusal Offer, whichever occurs first, submit the appropriate share certificates to MHS properly endorsed for transfer to MHS and upon receipt of appropriate certificates so endorsed, MHS shall remit to the Seller an amount equal to the purchase price of such shares.

                         (e) Notwithstanding paragraphs 3.4(a) through 3.4(d), the purchase of such shares by MHS may not impair the COMPANY's U.S. citizenship under the Federal Aviation Act of 1958, as amended.

                4. The Parties agree to add a new Clause 3.5 to the Agreement as follows:

                         3.5 In the addition to the rights specified in Clause 3.4, MHS shall have the right to purchase shares of the COMPANY in order to maintain its percentage ownership of the COMPANY's issued and outstanding shares. The COMPANY shall deliver to MHS a written notice (the "Dilution Notice") indicating the number of additional shares (the "Additional Shares") that MHS may acquire in order to maintain its ownership position in connection with any increase in the COMPANY's issued and outstanding shares. Such Dilution Notice shall also set forth the per share price for such

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                         Additional Shares which shall be (a) the same price
                         as the per share price proposed in any Bona Fide Offer under Clause 3.4 or (b) in the case of a public offering, the cash price per share at which shares of the COMPANY are offered in such offering. If within 30 days of the delivery of such Dilution Notice, MHS advises the COMPANY in writing of its desire to purchase such additional shares, the COMPANY, or the underwriter in the case of a public offering, shall sell and MHS shall purchase such additional shares.

                5. The Parties agree that Clause 6.1 of the Agreement shall be deleted in its entirety and that the following provision shall be inserted in lieu thereof:

                         6.1 Each Party shall be entitled to nominate a number of Directors that as nearly as possible reflects its proportionate voting rights in respect of the COMPANY and in any event MHS shall be entitled to nominate a minimum of two (2) Directors, and MHS and WORLDCORP shall cast their votes in their capacities as Shareholders to ensure that each other's nominees are elected as Directors. Either Party may at any time and in its sole discretion by notice in writing to the other terminate the nomination of any Director nominated by it and nominate another person in his place and each Party shall cooperate in effecting such change of Directors. And in any event, in no instance shall a Director nominated by MHS be removed from his office without the consent of the Parties, provided, however, that any Director of the COMPANY, including a Director nominated by MHS, may be removed for conduct defined in Article Thirteenth of the COMPANY's Articles of Incorporation as acts for which a Director may not be indemnified by the COMPANY.

                6. The Parties agree to add a new Clause 6.11 of the Agreement as follows:

                         6.11  The nominee Directors of MHS shall not
                         constitute more than one-third of the Directors appointed to serve on any Committee of the Board established pursuant to Article III, Section 8 of the COMPANY's By-Laws.

                7. The Parties agree that Clause 17.3 of the Agreement shall be deleted in its entirety and that the following provision shall be inserted in lieu thereof:

                         17.3  The Parties agree that the Articles of
                         Incorporation and the Bylaws of the COMPANY, appended to this Agreement as Appendix I and Appendix II, are as stated, and that, notwithstanding any other provision of the

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                         applicable law, the Articles of Incorporation and
                         the Bylaws, as hereto appended, shall not be amended so as to reduce the percentage of the voting stock of the COMPANY held by MHS without the express written consent of the Parties.

                8. The Parties agree to delete in its entirety the Schedule of Reserved Matters referenced in Section 1.1 of the Agreement and to insert in lieu thereof the Schedule attached to this Amendment.

                9. Except as expressly amended hereby, all terms and conditions of the Agreement shall continue to be in full force and effect.

                10. This Amendment shall be governed by, and interpreted in accordance with, the laws of Virginia.

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                IN WITNESS WHEREOF the duly authorized representatives of
the Parties have executed this Agreement on the date first above-written.


Signed by       Wan Malek Ibrahim                 )
                                                  ) /s/ Wan Malek Ibrahim
for and on behalf of                              )
MALAYSIAN HELICOPTER SERVICES BHD                 )
in the presence of:-



Signed by       Andrew M. Paalborg                )
                                                  ) /s/ Andrew M. Paalborg
for and on behalf of                              )
WORLDCORP, INC                                    )
in the presence of:-                              )
/s/ Charles W. Pollard



Signed by       Charles W. Pollard                )
                                                  ) /s/ Charles W. Pollard
for and on behalf of                              )
WORLD AIRWAYS, INC                                )
in the presence of:-                              )
/s/ Andrew M. Paalborg

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                                  SCHEDULE

                              RESERVED MATTERS


                The following are Reserved Matters:

1. do or suffer to be done any act or thing whereby the Company may be wound up (whether voluntarily or compulsorily), except as otherwise expressly provided for in this Agreement;

2. other than in the ordinary course of the aviation or travel business:

                (a) acquire, purchase or subscribe for any shares, debentures, mortgage or securities (or any other interest therein) in excess of US Dollars $500,000/- in any company, trust or other body;

                (b)      acquire any assets in excess of US Dollars
                         $500,000/-;

                (c) creating any guarantee, indemnity or loan by the Company in excess of US Dollars $500,000/-;

                (d)      the raising of any debt in excess of US Dollars
                         $500,000/-; or

                (e) approval of any other expenditures in excess of US Dollars $500,000/-;

3. sale of all or substantially all of the Company's business or a fundamental change in the line of business;

4.              the appointment of outside auditors; and

5. the appointment of any committee of the Directors, or delegation of any of the powers of the Directors to a committee, unless the ratio Directors on such committee is consistent with the ratio specified in Clause 6.1.